Exhibit 99.2

Capital Trust Q4 ‘05 and Year End 2005 Earnings Call

March 10, 2006

Conference Coordinator:

Hello and welcome to the Capital Trust fourth quarter and year end 2005 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the fourth quarter and filed our 10-K. Geoff will take you through the detailed numbers in a moment, but first I want to review 2005, believe it or not our ninth year in business at Capital Trust, and give you a preview (not guidance) of our tenth. You’ve heard me say it before, but year in and year out we have found that there are three keys to long term success in this business: originating good assets, driving down the cost of capital, and managing your risk. 2005 was another year of achievement for the CT team on all three fronts: first, originations. New originations topped $1.5 billion in 2005, including $1.1 billion for the balance sheet and $400 million for Fund III. The total was a record, but more importantly, originations for CT’s own account doubled (from $550 million in 2004) as we increased the stroke and brought the Fund business on balance sheet in the second half of the year. Second, cost of capital. As promised, we funded our 2005 growth by levering out our balance sheet, completing our second and third CDOs in March and August. The weighted average credit spread on the debt we issued in those two deals was 48 basis points (68 basis points fully loaded). By year end, 69% of our interest-bearing liabilities were in the form of CDOs, which provide cheaper, more stable financing that in turn allows us to invest in lower risk assets and still achieve solid ROEs. Third, risk. During 2005, all of our performing investments continued to perform and the assets that we added during the year were predominantly lower LTV B Notes and rated CMBS. A number of loans that we had attached losses to when we bought them from GMAC in 2004 paid off at par, and 65% of the bonds in our CDO 3 transaction have been upgraded in the 6 months since we closed. We view risk management as an integrated system that starts with asset selection and underwriting, but then continues through the way we finance individual assets and the overall portfolio, and ends with aggressive surveillance and asset management.

Hopefully, all of this hard work translates into results and I believe our 2005 performance speaks for itself: net of repayments, we increased total assets by over 75% to just under $1.6 billion at year end. One of our goals for 2005 was to begin to lengthen the duration of our portfolio to insulate against prepays, and we added over $230 million of long term assets which will provide a stable base of earnings in the years ahead. We doubled net income and increased earnings per share by 35%. Included in the fourth quarter is a one-time gain of $5 million on the sale of our investment in Global Realty Outsourcing. As you can probably tell from the name, GRO is a real estate outsourcing company that we helped start five years ago and which today employs over 750 people in the US and India. Although we are no longer an owner, GRO will continue to provide 16 full time dedicated employees to CT pursuant to our long term contract. Stripping out the gain, EPS would have been closer to $2.58 per share, a 20+% increase over 2004. Most importantly, year over year we increased our regular quarterly dividend payout by 40 cents and paid out a special dividend of 20 cents per share. We believe that our primary mission is to steadily grow the dividends to our shareholders and that, if we do, the rest will follow.

Our plan for 2006 is to do more of the same, and the year is already off to a good start. Steve Plavin, our COO, has established aggressive origination targets that include all of our major food groups: large and small balance B Notes and Mezzanine Loans plus a broader menu of CMBS. As the year progresses, we will continue to look for new investment management products that complement our balance sheet appetite. Geoff Jervis can provide details, but we have already been busy on the capital raising front, closing our first trust preferred issuance and launching our fourth CDO, both in February. We expect that our continued growth will bring us back to the equity capital markets sometime during the year.

Overall, we feel very good about Capital Trust’s prospects for 2006. Competition remains intense, but the reasons for that competition are the facts that our markets are rapidly growing and evolving, providing ample opportunity for players that are experienced and nimble. CT is both.

I will now turn it over to Geoff Jervis, our CFO, to go through the details of the fourth quarter and full year 2005.

Geoffrey Jervis:

Thank you John and good morning everyone.

Since John has discussed the highlights for the year, I'll get right into the numbers. First, the balance sheet:

During the year, total assets increased over 75% from $878 million at the end of 2004 to $1.6 billion at the end of 2005. The primary drivers of this growth were new originations of loans and CMBS totaling over $1 billion, net of repayments of $375 million.

During the year we purchased $245 million of CMBS in 27 transactions and originated 45 loans for $791 million representing, net of respective repayments, 97% growth in CMBS and 78% growth in loans. As you know, in 2004 we reversed our reserve for possible credit losses and in 2005 we did not reserve for any of our loans as portfolio performance remained strong.

Moving down the balance sheet - equity investment in funds decreased from $21 million at year end 2004 to $14 million at year end 2005 representing a decrease in our investments in Fund II and Fund III as they continue to liquidate and the accelerated amortization of capitalized costs associated with the fund business as we realize Fund II promotes.

On the right hand side of the balance sheet, there was also significant activity in 2005. At year end we had 3 CDOs totaling 69% of our interest bearing liabilities and $370 million of repurchase obligations. During 2005, we issued two new CDOs: CDO 2, a $338 million reinvesting CDO collateralized primarily by floating rate B Notes and Mezz loans with a cost of debt of L + 0.49% on a cash basis and L + 0.71% all in. And CDO 3, a $341 million static CDO collateralized exclusively by fixed rate CMBS with a cost of debt of 5.17% on a cash basis and 5.25% all in. CDOs not only offer economic benefits to us, but also, and equally as important, represent non-recourse, non-mark-to-market financing for the Company. At year end, 73% of our interest bearing liabilities were non-recourse a dramatic change from prior years.

Over on the income statement, we reported net income of $44.1 million or $2.88 per share on a diluted basis, representing growth of 35% on a per share basis.

The primary driver of growth was interest income. Interest income for the year was $86 million on average interest earning assets of $1.1 billion representing a yield on the portfolio of 8.1%. This compares to a yield on the portfolio of 8.4% in 2004 with the differences being accounted for primarily by decreases in portfolio credit spreads (due to our origination of lower risk, lower spread B Notes and a general compression in credit spreads during the year) offset by changes in LIBOR (that rose from an average of 1.50% in 2004 to 3.39% in 2005).

Interest expense grew to $37 million as we increased our liabilities to finance our asset growth. The cost of our average interest bearing liabilities was 4.70% in 2005, compared to 4.10% in 2004. The differences in this cost can primarily be accounted for by the lower credit spreads on our CDO and repurchase obligations, offset by the aforementioned increases in LIBOR.

In other revenues, management and advisory fees from our funds grew to $13 million. This growth is primarily due to the recognition in 2005 of our first incentive management fee payment on Fund II, totaling $8 million for the year, offset by lower base management fees at Fund II and Fund III, as these funds continue to liquidate in the normal course.

Gain on sale of investments represents our gain on the sale of our investment in GRO. Between 2000 and 2003 we invested $2.1 million in to GRO, writing down the investment over time to $0 as we recorded our share of operating losses at GRO. The sale for $4.95 million was therefore accounted for as a full gain for GAAP, despite being only a $2.9 million gain over and above our investment – still a terrific return to us.

Moving down to other expenses, G&A grew to $21.9 million in 2005 from $15.2 million in 2004. The growth is due to $2 million of employee Fund II promote payments, $1 million of one time expenses, and increases in compensation expense – primarily associated with the amortization of restricted stock.

For the year, we paid dividends totaling $2.45 per share, including a $0.20 special dividend that we paid in conjunction with our regular fourth quarter dividend of $0.60. Year-over-year, dividends to our shareholders grew by over 30% on an all in basis and by over 20% when you exclude the special dividend.

On a per share basis, book value increased during the year by $1.12 per share to $21.91 per share at year end. This was due primarily to a $22 million increase in shareholders equity driven by the retention of $7 million of earnings and $11 million of realized and unrealized gains on our swap and CMBS positions.

We remain committed to maintaining an asset/liability mix which minimizes the negative effects of changes in interest rates on our future results. In the current interest rate environment, we are maintaining a net positive floating rate exposure on our balance sheet, with $226 million more floating rate assets than floating rate liabilities. Based upon assets, liabilities and hedges in place at December 31st, an increase in LIBOR of 100 basis points would increase annual net income by approximately $2.3 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by approximately $2.3 million.

Our liquidity position remains strong, and at year end we had $26 million of cash (including restricted cash) and $89 million of available borrowings for a total of $115 million of liquidity. As you know, we raised $50 million in trust preferred in the quarter and the proceeds from the sale have added to our liquidity positions.

Two subsequent events of note – first, as I just mentioned, we issued $50 million of trust preferred which is 30-year paper to the company. The spread on this debt for the first 10 years is at fixed rate of 7.45 % and at the end of the 10-year period it floats for the remaining life of the liability at LIBOR plus 265 and is callable at par after 5 years. The second item is CDO IV. This is a $430 million CDO that we are currently in the market with and unfortunately we cannot comment on the CDO until it closes.

That wraps it up for the financials, and at this point, I'll turn it back to John.

John Klopp:

Thanks, Geoff. At this point, we will open it up for any of your questions.

Conference Coordinator:

If you would like to ask a question, please press star and one on your touchtone phone. To withdraw your question, press the pound sign. Again, if you would like to ask a question, please press star and one on your touchtone phone at this time.

Our first question comes from Don Destino with JMP Securities. Please go ahead.

Don Destino:

Congratulations on a terrific end to the year. A couple of questions - your originations and net loan growth far exceeded our expectations and we had increased our expectations when you announced that you weren’t, at least immediately, commencing with Fund IV. Is there any way for you to decipher or at least give some color on how much of the growth in the fourth quarter was a consequence of not doing a fourth mezzanine fund? How much incremental balance sheet growth did you get because you didn’t do the fund?

John Klopp:

It’s tough to call because of the variety of different subcategories of assets that we originate. One of the reasons that we decided to essentially take the fund business on- balance sheet was that the two business plans or investment strategies continued to converge and it became a little bit more confusing. The bottom line is, as we said to you in the fall, when we chose not to raise a fourth formal CT mezzanine partners fund, that we felt that it was simply going to be more accretive to us and we could make up the shortfall in fee income with greater net interest margins.

In our 10K we have a set of numbers that says that 10 loans or $235 million is what we did on the balance sheet in the second half that otherwise would have gone into Fund IV. That number, however, is in the eye of the beholder to a certain extent because it really is a question of where we could have or would have allocated business.

In general, the answer to your question is that the numbers speak for themselves. We stopped originating for Fund III during the course of 2005 and began allocating that flavor of business onto our balance sheet and, going forward, at least the current plan is that we will continue to do that. We think that that net bottom line increases our firepower on the balance sheet and will translate into higher asset growth and higher net interest margin.

Don Destino:

Got it. Okay and I realize you said you can’t comment on the CDO. Let me see if I can ask a generic question and if you can’t answer it, you can’t answer. What you’ve disclosed thus far indicates that the CDO will be something like a 7.3 debt to equity transaction. I’m assuming it’s safe to assume that the assets you’re contributing that are currently on your balance sheet were not levered at 7.3 to 1 so you’re freeing some equity capital up there. Can you talk generically about the extent to which the CDO is a transaction that is allowing you to deploy incremental capital versus freeing up capital that can then be used to do other things?

John Klopp:

I’m sorry but it’s a private placement. The intersection of public company disclosure with private placement requirements makes it difficult. The truth is that we are close to being able to provide a lot of details once it is all closed and buttoned up and

I would really just prefer to defer the answer until we can give you a real clear and concise response.

It is consistent with what we have been doing now for the last 18-24 months. We consider ourselves to be a serial issuer at this point in time and, in general, that will pay dividends to us as a company over time and we are excited about it. We’ll tell you about it as soon as we can.

Don Destino:

Okay...two more quick questions. Fund promote – any color on putting that in at least a six-month time period of when that could start hitting?

John Klopp:

Where we are with Fund II is we have collected $8 million of total gross promote throughout the course of 2005. We received promote payments in all four quarters, although they were front loaded into the early part of the year. We are in a normal course liquidation mode to what you could call the hard core assets. That doesn’t mean the bad stuff; they’re actually all very good solid loans that are left but for a variety of reasons they are likely to stick around for a while longer. Therefore, while we are not really projecting the timing; we do say in the 10K as we have in the past, that if we were to liquidate the assets in the Funds at their book value as of the statement date and run it through the waterfalls and pay off all the liabilities the numbers we disclosed are about $2 million more to come from Fund II in terms of gross promote to CT and the comparable number is $5.4 million from Fund III.

The timing is your question and I would say that it is very hard to call because it depends on when things pay off but we really don’t anticipate much, if any, 2006 FIII promote activity. It is more geared towards 2007 and beyond.

Don Destino:

Okay and then last question – was the 20 cent special dividend a preview, although we didn’t know at the time, of the sale of the outsourcing business? Or where are you in terms of taxable earnings and what you paid out? Was there any spillover from ’05 to ’06?

John Klopp:

As usual there are multiple questions there. I’m going to turn it over to Geoff.

Geoffrey Jervis:

First, to answer your question on the GRO gain, that entire gain was shielded by some net capital loss carry forwards that we had on-balance sheet. As I mentioned in my script, we had $7 million of retained earnings for the year. The majority of that was from the GRO gain that had no distribution impact for the company.

With respect to our dividend, the entire dividend that we paid, including the special dividend in 2005 was ordinary income. We will file our tax returns later in ’06, but yes, there is a little bit to come in claw back of the first quarter dividend that we will be announcing in the next few days.

Don Destino:

Sounds great. Thank you very much.

Conference Coordinator:

We will move to the next question from Daniel Welden with Jefferies.

Daniel Welden:

I was wondering if you could discuss the character of the mortgage loan investments you made during the fourth quarter specific to the breakout where you talk about B-notes and some of the mortgage loan investments you’ve made as well.

John Klopp:

I’ll turn it over to Steve. In the press release and in the 10K we give some degree of detail but let’s just use it as an opportunity for Steve to tell you what he is seeing in the marketplace also.

Stephen Plavin:

We saw more of the same in the fourth quarter. The one point of differentiation for us is that we made a few more first mortgage loans in the fourth quarter than we had made in the previous periods through our initiation of a bridge lending program which had four loans close that were a part of this first mortgage bridge initiative. So that was a little different.

In terms of the B-note and mezzanine activities - those were consistent with what we have seen early in the year and what we are seeing at this point in ’06.

Daniel Welden:

Got it and when you say you initiated a bridge lending program, this is an area where you talked about being active across the board in ’06? This is one of the areas where you think there’ll be recurring business?

Stephen Plavin:

Yes. This will be the first mortgage loans as opposed to junior participations and mezzanine loans and tend to be in the LIBOR plus 200 to 300 spread range. We’re seeing more opportunity in that segment than we had previously.

Daniel Welden:

Got it. And sort of a follow up to that, for the past couple of quarters we’ve seen your ROE excluding gains has been trending up. Looking out at the range of investment opportunities, are you seeing incrementally accretive opportunities out there relative to where your portfolio spreads are now or are we sort of in line with where you are now? In other words, what’s the sort of market opportunity right now in the competitive landscape?

John Klopp:

There are a couple of different aspects; we’ll tag team you here. One of the things that’s going on that we clearly have been doing is levering out our balance sheet, creating incremental financial leverage and, as we grow the business, incremental operating leverage which is certainly contributing to the returns on equity that we are able to achieve as we continue to grow out our platform.

One of the questions that will come up, I think it may already have, is leverage. Obviously what we’ve done is significantly increase the financial leverage year-over-year from 12/31/04 to 12/31/05 largely, but not entirely, through the addition of more securitized debt which we believe is a stable, non-recourse, non mark-to-market source of financing that unto itself will allow us to comfortably incur more financial leverage. But then it also feeds back to the left hand side because with that financing we’re able to dial down the risk profile on the assets that we’re originating which in turn allows us to put more leverage on the balance sheet and be comfortable with it. So while I think that a part of the answer to your question is what are we finding in terms of just pure asset origination opportunities; I think you’ve also got to run it through the whole Cuisinart of how we are looking at our overall business and our overall balance sheet and how we finance it.

Steve, do you want to add anything?

Stephen Plavin:

No, I think that the spread environment is stabilizing after a year of more significant spread compression last year but we’re optimistic that we’ll be able to maintain or increase our ROEs on our ’06 originations.

Daniel Welden:

Great. Thanks very much.

Conference Coordinator:

Our next question comes from Donald Fandetti with Citigroup. Please go ahead.

Donald Fandetti:

Hi, good morning, everyone. A quick question, John or Steve, can you just update us on where you are in terms of staffing in CMBS? You’ve had a lot of good growth there. Do you need to add more capacity or who’s your point person on that business?

Stephen Plavin:

We added a vice president in January to the CMBS effort named Jeff Williams who we hired from GMAC Hyperion, a very experienced CMBS portfolio manager. He is the new addition to our team focused solely on CMBS. Otherwise the resources we’ve been using for the CMBS acquisitions made last year are all still available here as well.

John Klopp:

We do use GRO, one of the things we mentioned earlier. We have been working with GRO since we helped to start the company four or five years ago and we have 15 fulltime GRO employees who are dedicated to only CT’s business.

The GRO employees support and assist us in several different ways including on the front door side where they help us process information on multi-asset portfolios and CMBS and also on the asset management side post-closing where their support enables us to track a much broader universe of information on all of our assets and our investments and on our portfolios.

Donald Fandetti:

Great. And I was going back to your comment, John, about new investment management products that complement your balance sheet. There’s a lot of talk in the market about synthetics. Do you think that becomes a part of your business at some point, maybe in a taxable REIT subsidiary or something of that nature?

John Klopp:

Well, if you look at our balance sheet, a very small asset, but it gets its own line because it’s different, is a total return swap for $4 million. That’s a synthetic. That is essentially a synthetic investment in what is an underlying reference loan of $20 million and effectively the $4 million represents our equity investment before leverage or our cash collateral amount in a total return swap context.

The answer is “yes.” We see synthetics as an increasingly interesting source of product and risk exposure in this business and we intend to be part of that. It is, as you point out, an instrument that produces bad REIT income but if we believe that we can generate a significant amount of this business as opposed to what we’ve done to date which is just putting our toe in the water, we will either run it through a TRS or we will allocate it into an off-balance sheet vehicle or a managed fund. I think that there’s going to be more activity in synthetics going forward.

Donald Fandetti:

Okay, great. Some questions on accounting issues. Geoff, now that you’re officially the CFO, can you comment on FAS 140 and any impact that it had on your financial statements this quarter and the impact going forward?

Geoffrey Jervis:

Sure. We did not change any of our presentation on any of our assets or liabilities based upon the current issue with FAS 140. A very quick summary – it looks like FASB’s coming down the pike with potentially having us characterize some of our assets and some of our liabilities not on a gross basis as we currently present them but on a net basis and account for them as non-hedge derivatives.

If we had done this at 12/31/05 as we disclosed in the 10K, $189 million of assets would have disappeared and $118 million worth of repo would have disappeared and a new $71 million derivative position would have appeared in the asset section on the balance sheet.

There would be no economic impact and I want to repeat that, there’s no economic impact to the company. It is simply a presentation change.

With respect to the income statement, as a non-hedge derivative, these assets net of their liabilities, the changes in the net value would run through the income statement potentially creating some income statement volatility but that is really it and there has been no definitive conclusion although we are capable of reporting it either way. We believe that the more fair presentation is to present our assets and liabilities on a gross basis giving investors a true presentation of our financial position.

Donald Fandetti:

That’s a very detailed answer, thank you. Would you also entertain just moving some of those repos to another financial institution?

Geoffrey Jervis:

That is certainly a solution.

Donald Fandetti:

Lastly, the prepayment income in the fourth quarter, how much was that of the $4 million full year number?

Geoffrey Jervis:

Let me answer your question a little bit differently and I’ll give you a net answer on all of this. Of the $1.06 that we earned in the fourth quarter, if you netted out and adjusted for the impact of taking out the one-time items both revenue and expense, the company would have earned 70 cents.

John Klopp:

But let’s give a little more detail: that is GRO which is a one-time gain, prepayments which happened in the normal course but do tend to accelerate income to that prepayment date and a variety of positive and negative offsetting types of results from those primary drivers.

When you net it all back out it, instead of what I said of GRO of a 30 cent difference in the fourth quarter, it comes out to something like 36 cents or 35 cents.

Donald Fandetti:

Great. Thanks for the answers.

John Klopp:

Thanks.

Conference Coordinator:

We will move to the next question from James Shanahan with Wachovia Securities.

James Shanahan:

Good morning. Most of my questions have been answered. It may be alarming to some but with the quality of the assets it seems reasonable to me and I think you’d probably agree but how should we think about leverage going forward? Have we gone from 1.7 to 3.5 times leverage in a year and we’re on our way to 7 times or are we about where you think you feel comfortable?

John Klopp:

As a starting point I will say that I think we’ve been very vocal that we thought 1.75 times was under levered. So we had some not insubstantial catching up to do, but it’s a fair question, it’s a good question.

As of year-end we’re at 3.5 to 1 and that’s basically double where we were 12 months before. The answer may not be the most satisfying to you because it depends upon the assets that we originate. If we continue to find good opportunities with lower risk assets that we believe we can finance harder, effectively creating ROEs that we think are good for our shareholders and on a basis that we think is stable financing against those assets, then we’ll do it.

But we believe that if you look at where we are today and the pipeline that we’re working on, it’s a mix and it continues to be a mix. A mix of higher rated, lower spread assets that we can and will finance harder and more of our traditional Capital Trust mezzanine and B-note product which arguably has a higher degree of real estate risk to it and attracts a lower level of financing.

Exactly where we end up given that mix will depend upon where we find the best mix of opportunities as we move through 2006.

James Shanahan:

Okay, thank you.

Conference Coordinator:

And once again if you would like to ask a question please press star and 1 on your touchtone phone. We’ll move to the next question from John Moran with Ryan Beck.

John Moran:

Thanks for taking the question, guys. I’ll see if maybe I can ask that leverage question in a different way. As you look out, what kind of assets or markets do you guys see the most attractive opportunities in at this point?

John Klopp:

Again I’ll tag team it with Steve who’s on the front line day to day. We are finding opportunities across a spectrum of asset types including the more senior, more packaged CMBS that you see us buying both in the secondary and more and more in the primary market and the more traditional CT product of mezzanine and B-note on specific individual assets and portfolios and then, in turn, what Steve mentioned moments ago which is in the fourth quarter we have restarted something that we did a lot of in the early days of Capital Trust which is a little bit more bridge lending, direct first mortgage lending.

I think the mix of assets will continue to cover that spectrum and we will push it where we see the best risk adjusted returns. In turn, that will determine what our leverage is because we dial our leverage in depending upon what we think the mix of assets are.

John Moran:

The trust preferred that you guys raised back in early February was $50 million, do you have a deployment timeframe on that or how soon do you think you can put that to work?

John Klopp:

We have announced CDO IV which incorporates both assets that are on our balance sheet and assets to be acquired in conjunction with the CDO which is going to suck up some of that capital that we just raised.

Ongoing originations on a daily and weekly basis we’ll continue to deploy out that capital. We felt that $50 million was the right size for us right now. We believe that we can go back to that marketplace again when we want and need more and we thought that it was very, very accretive positive capital.

Exactly what our timeframe is for going back to the trust preferred market again will depend upon the pace of origination. At some point, we do anticipate raising common equity sometime during the year this year to support our ongoing origination volume and to moderate and put our leverage ratio at where we want it to be.

John Moran:

Okay, terrific. I think the rest of what I had has been covered so I appreciate it. Thanks, guys.

John Klopp:

Thank you, sir.

Conference Coordinator:

And we have no further questions at this time.

John Klopp:

Thank you very much for your continued interest and attention. We’ll be talking to you next quarter. Have a good day.

END